Exhibit 17.1

February 9, 2021

PERSONAL AND CONFIDENTIAL

Dr. Vu Theriot, MD

President

Nouslogic Healthcare, Inc.

51510 Crenshaw Rd. Suite 150A

Pasadena, TX 77505

Dear Mr. Theriot,

US Capital Global Securities, LLC, a California limited liability company, (“US Capital,” “we” or “us”) is pleased to confirm with this Letter Agreement (“Agreement”) the arrangements under which we are being engaged to act as exclusive Placement Agent to Nouslogic Healthcare, Inc. (“Company”) for a private placement transaction (“Offering”) offering of securities of up to five million five hundred thousand US Dollars ($5,500,000) of Equity (“Securities”) of Company Regardless of funding source, collectively, hereinafter US Capital Global Securities, LLC., Placement Agent to Company, and Nouslogic Healthcare, Inc. shall be defined as the Parties to this Agreement (“Parties”). For purposes of this Agreement, the term “Company” includes Company’s affiliates and successors. The terms of this Letter Agreement constitute our “Engagement.”

1. Placement Services. “Placement” means any proposed offer and sale of Securities to be made pursuant to an exemption from registration under the Securities Act of 1933, as amended. As a placement agent, US Capital will use reasonable efforts to identify suitable purchasers for Securities. US Capital will not be obligated to purchase Securities for its own account or the accounts of its customers. Our services consist of assisting Company in identifying and contacting potential purchasers of Securities.

Notwithstanding anything contained in this Agreement to the contrary, US Capital has no responsibility for designing or implementing initiatives to improve Company’s operations, profitability, cash management or liquidity, to provide any fairness, valuation or solvency opinion, or to make an independent evaluation or appraisal of assets or liabilities of Company or any other entity. We make no representations or warranties about Company’s ability to successfully effect a financing or other transaction. We are engaged solely to determine potentialstrategic alternatives as contemplated by this Agreement.

It is understood that nothing contained in this Agreement shall constitute an express or implied commitment by us to act in any capacity or to underwrite, place or purchase any financing or Securities. We will not be providing Company with, and Company will not look to us for, tax, legal, accounting or investment advice.

Any and all sales commissions, M&A advisory fees, private placement fees, and any other fees paid in relation to securities shall be paid to a member firm of FINRA/SIPC. Securities offered through US Capital Global Securities LLC., Member FINRA/SIPC.

It is understood that US Capital in connection with the performance of our obligations under the Placement Agent Agreement, is authorized to use the services of registered broker/dealers who are members and in good standing with Financial Industry Regulatory Association (“FINRA”) and are authorized and qualified to participate in any Offering (collectively, the “Selected Dealer”) and to re-allow our compensation for any Securities sold which are placed by Selected Dealer to Eligible Subscribers (as defined in the Selected Dealers Agreement). The Selected Dealer will be duly licensed as a broker-dealer in each state in which it makes any solicitation to sell Securities pursuant to an Offering.

It is understood that US Capital can engage multiple Selected Dealers in relation to procuring Eligible Subscribers for any Offering.

2. Term. The term of this Agreement will commence on the date hereof and will continue for the duration of the capital raise as outlined in this Agreement unless sooner terminated under Section 9 below.

3. Compensation. As compensation for US Capital’s placement agent services, Company agrees to:

(a) pay to US Capital in U.S. dollars, by wire transfer of immediately available funds, a placement agent fee of seven percent (7.00%) in cash and three and one-half percent (3.50%) equity warrants of the amount raised or any other instruments or facilities as provided to the Company, regardless of whether funding source was introduced by US Capital or not.

(b) pay seven percent (7.00%) of the total purchase price paid or payable by Company with respect to an acquisition target only by a counterparty introduced by or through US Capital. In the case of an acquisition transaction, the purchase price shall include all consideration payable in the form of cash, assets, receivables, promissory notes, any loans assumed or incurred constituting an integral part of the transaction, earn outs, investments, license or royalty agreements, assumed liabilities, covenant not to compete, consulting agreements or employee agreements with owners/shareholders, leases or rents payable to owners/shareholders, and any other economic benefits, rights, property, or interests, including payments contingent upon future events or conditions only by a counterparty introduced by or through US Capital.

(c) pay seven percent (7.00%) in the event of a sale of Company or a substantial portion of its assets not in the ordinary course of business only by a counterparty introduced by or through US Capital.

The compensation in this Section 3 shall supersede any fee agreement between US Capital Global Partners, LLC and Company, and be earned upon the closing of the sale of Securities pursuant to the Placement and remitted upon Company’s receipt of Offering funds or if Company receives any funds as a result of sales of Securities. The Company further agrees to pay for all legal expenses relating to closing the transaction.

Any and all sales commissions, M&A advisory fees, private placement fees, and any other fees paid in relation to securities shall be paid to a member firm of FINRA/SIPC. Securities offered through US Capital Global Securities, LLC., Member FINRA/SIPC.

4. Circumvention and Non-Cooperation

Company understands that US Capital will invest significant resources for sourcing and closing funding for Company and that US Capital will incur opportunity costs in pursuing this end.

Accordingly, Company agrees that, during the Term, Company and its principals, employees, officers, and directors will:

(i) not circumvent, or attempt to circumvent, US Capital in any way, including, but not limited to, by discussing, negotiating or entering into or a written or oral agreement or arrangement with any investment banking or advisory firm, investor, or source of capital without first giving notice to and receiving prior written consent from US Capital;

(ii) negotiate exclusively with US Capital regarding any funding for Company; and

(iii) act in good faith and with reasonable diligence and dispatch to provide all requested access, information, and documentation as and when requested by US Capital to enable US Capital to assist in sourcing and closing any funding from any potential investment source.

If Company fails to comply with the requirements of this section then Company shall pay to US Capital, on demand, liquidated damages equal to the sum of the total potential fees in this agreement (total placement agent fee multiplied by the Maximum Offering Amount) less the placement agent fees paid to date plus any costs incurred by US Capital including, but not limited to, legal costs.

Company agrees, on its or their own behalf, that such liquidated damages are not a penalty and are a reasonable approximation of the damages US Capital will sustain by reason of Company’s breach of their agreements in this section. Company agrees that US Capital would, in such event suffer irreparable harm, irrespective of US Capital’s inability to prove specific monetary damages.

5. Expenses. In addition to the compensation set forth in Section 3 above, Company will promptly reimburse us for all of our reasonable, documented out-of-pocket expenses incurred during the course of our Engagement, including travel and hotel expenses, printing costs, data processing and communication charges, research expenses, and courier and postage services.

6. Placement Documents. US Capital will assist the Company to prepare, update and electronically file an offering statement on Form 1-A with the U.S. Securities and Exchange Commission, along with all required attachments. US Capital shall prepare and update all other related offering documents, including memoranda and subscription agreements, and make all required filings in connection with the Placement. US Capital has sole responsibility for the contents of such offering documents and filings and other communications it has with potential purchasers, other than the Form 1-A and related attachments.

Any and all sales commissions, M&A advisory fees, private placement fees, and any other fees paid in relation to securities shall be paid to a member firm of FINRA/SIPC. Securities offered through US Capital Global Securities, LLC., Member FINRA/SIPC.

7. Confidentiality. The parties will not disclose, summarize, excerpt from or otherwise refer to any determination provided by us to Company, whether formal or informal, without our prior written consent. In addition, the Company will not refer to our name, the terms of our Engagement or communications between the parties, without our prior written consent.

8. Information. In connection with our Engagement, Company will provide us with access to Company’s officers, directors, employees, accountants, legal advisors and other representatives (collectively, “Representatives”), and will furnish us, and cause its Representatives to furnish us, with such information as we believe appropriate to our Engagement (all such information so furnished being “Information”). Company recognizes and confirms that we (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing our services without having independently verified the same, (b) do not assume responsibility for the accuracy or completeness of Information and such other information, (c) will not make an independent evaluation or appraisal of any assets or liabilities of Company or any other entity and (d) with respect to any financial forecasts (including cost savings and synergies) that may be provided to or discussed with us, we will assume that they have been reasonably prepared and reflect the best then currently available estimates and judgment of Company’s management. Company recognizes that we will work on the assumption that the Information to be furnished by Company and its Representatives, when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading and that Company will promptly notify us if it learns of any material inaccuracy or misstatement in, or material omission from, any Information delivered to us.

9. Indemnification; Limitation of Liability. Company acknowledges that we have been engaged as an independent contractor and that nothing in this Agreement or the nature of our services shall be deemed to create a fiduciary or agency relationship between us and Company. In order to induce us to accept the Engagement, Company agree to the indemnity and exculpation provisions and other matters set forth in Annex A, which forms a part of and is incorporated by reference into this Agreement. Company also agree that US Capital and its shareholders, directors, officers and employees will not have any liability (whether direct or indirect, in contract or tort or otherwise) to Company pursuant to this Agreement and hereby waives and releases them from any and all causes of action, defenses, setoffs, counterclaims and claims for relief of every nature. Company also agrees that any Selected Dealers and its shareholders, directors, officers and employees engage with in regards to this Offering will not have any liability (whether direct or indirect, in contract or tort or otherwise) to Company pursuant to this Agreement and hereby waives and releases them from any and all causes of action, defenses, setoffs, counterclaims and claims for relief of every nature.

10. Termination. The Engagement may be terminated with or without cause by us at any time and without liability to or continuing obligation by us. The Placement Agent shall be entitled to compensation under Section 3 based on investments made by such Offerees prior to the termination of this Agreement or at any time twelve (12) months after termination.

Any and all sales commissions, M&A advisory fees, private placement fees, and any other fees paid in relation to securities shall be paid to a member firm of FINRA/SIPC. Securities offered through US Capital Global Securities, LLC., Member FINRA/SIPC.

11. Other US Capital Activities. Company understands and acknowledges that in performing the Engagement, we will not be under any duty to disclose to Company, or use for the benefit of Company, any confidential or non-public information obtained by us in the course of providing services to any other entity or person. Except with Company’s consent or as otherwise required in carrying out our services, we will treat as confidential all information, whether oral or written that Company provides to us, except for information (a) already in our possession prior to our receipt from Company or its Representatives, (b) which we obtain from a person (other than Company or any of Company’s Representatives) who, insofar as is known to us, is not prohibited from transmitting the information to us by a contractual, legal or fiduciary obligation to Company , (c) that is already or becomes public, (d) that Company agrees may be disclosed or (e) that we are requested or required to disclose by applicable law, regulation or legal process.

12. Client Identification. Company will provide to us, as necessary and upon request, identifying information, including, but not limited to, a government-issued identification number (e.g., a U.S. taxpayer identification number) and certain other information or documents necessary to verify Company’s identity, such as certified corporate documentation, partnership agreement or trust instrument.

13. Reasonable Fees. Company acknowledges and agrees that the compensation in Section 3 is non-returnable and has been agreed upon by the parties in anticipation of the commitment of time and effort that will be required of us during the Engagement. In the event that we are required to seek collection of compensation or expenses, Company shall reimburse US Capital for the actual legal fees and expenses that we incur.

14. Other Advisors. Company agrees that no Indemnified Person, as defined in Annex A, shall have any responsibility or liability to Company in connection with a recommendation made to Company by any other entity or person that Company may engage.

15. Public Announcements. Company acknowledges that we may, at our option and expense and after public announcement of the closing of the Placement, place announcements and advertisements or otherwise publicize such transaction and our role in it (which may include the reproduction of Company’s logo and a hyperlink to Company’s website) on our internet website and in such financial and other newspapers and journals as we may choose, stating that we acted as financial advisor to Company in connection with such transaction.

16. Authorization. Company acknowledges that it fully understands the terms of this Agreement, acknowledges that Company has reviewed and agreed to be bound by the terms, and represents that Company has the requisite power and authority to enter into this Agreement. This Agreement may be executed in counterparts, and electronic or facsimile signatures shall be deemed original, binding signatures.

17. Governing Law; Jurisdiction; Attorneys’ Fees. This Agreement shall be governed by the law of the State of California.

Any and all sales commissions, M&A advisory fees, private placement fees, and any other fees paid in relation to securities shall be paid to a member firm of FINRA/SIPC. Securities offered through US Capital Global Securities, LLC., Member FINRA/SIPC.

18. Arbitration

(a) Dispute. Any dispute, claim, or controversy arising out of or relating to this Agreement, including the negotiation, breach, validity or performance of the Agreement, the rights and obligations contemplated by the Agreement, any claims of fraud or fraud in the inducement, and any claims related to the scope or applicability of this agreement to arbitrate, shall be resolved at the request of any party to this Agreement through a judicial and mediation service mutually acceptable to the parties involving first mediation, followed if necessary, by final and binding arbitration conducted by, and in accordance with, the securities arbitration rules and regulations then in effect of FINRA (the “Arbitrator”) in San Francisco, California.

(b) Governing Law and Procedure. The Arbitrator may grant injunctions and other relief in such disputes. The Arbitrator shall administer and conduct any arbitration in accordance with California law, and the Arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to any conflict-of-law provisions of any jurisdiction. To the extent that the FINRA Rules conflict with California law, California law shall take precedence.

(c) Final Award. The Arbitrator shall issue a written award. The award shall be binding and final as between the parties, and a judgment may be entered upon the award in any court of competent jurisdiction. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. Notwithstanding the confidentiality of the arbitration proceedings as set forth below in Sub-section 17(g), the final award shall not be confidential.

(d) Costs. The parties shall each pay an equal share of the costs and expenses of such arbitration and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the Arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. If the Arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the Arbitrator may award the prevailing party an appropriate percentage of the costs and expenses incurred by the prevailing party.

(e) Waiver of Jury Trial. By entering into this Agreement, each party waives the right to a trial by jury.

(f) Injunctive Relief. Notwithstanding the foregoing, this Agreement will not prevent any party from seeking provisional injunctive relief from any court having jurisdiction over the parties and the subject matter of their dispute relating to this Agreement and any agreements incorporated herein by reference.

Any and all sales commissions, M&A advisory fees, private placement fees, and any other fees paid in relation to securities shall be paid to a member firm of FINRA/SIPC. Securities offered through US Capital Global Securities, LLC., Member FINRA/SIPC.

(g) Confidentiality. The parties agree that the arbitration shall be confidential and that no party shall disclose to any person who is not an officer, director, employee or limited partner of a party any document filed at FINRA or exchanged between the parties or testimony presented (or any summaries or quotations thereof) in connection with the arbitration that is designated either on the document or on the testimonial record as “Confidential” (the “Confidential Information”). If, in connection with any judicial proceedings to modify, vacate or confirm any order or award, Confidential Information must be filed with any court, the party submitting such Confidential Information shall file such Confidential Information under seal and shall also file a motion with the court requesting that the Confidential Information remain under seal and no party shall oppose such request. The final award shall not be confidential.

(h) Class Action Waiver. Company agrees that Company will not assert class action or representative action claims against US Capital in arbitration or otherwise, nor will Company join or serve as a member of a class action or representative action, and Company agrees that Company will only submit its own, individual claims in arbitration and Company will not seek to represent the interests of any other person.

(i) Voluntary Nature of Agreement. Company acknowledges that Company has read this Agreement carefully and understands and accept the obligations which it imposes upon it without reservation. No promises or representations have been made to Company to induce Company to sign this Agreement. Company further acknowledges that Company has been given the opportunity to discuss this Agreement with Company’s private, legal counsel and has taken advantage of that opportunity to the extent Company wanted to do so.

19. Waiver; Assignment. Company’s failure to perform its obligations under this Agreement shall not be deemed a waiver by US Capital to enforce any term of the Agreement. Company may not assign this Agreement without the written consent of US Capital.

20. Amendment; Modification. This Agreement may only be amended or modified in writing which must be signed by all parties. This Agreement may not be amended or modified by email.

21. Notices. All notices given under this Agreement must be in writing and served personally, by U.S. Postal Service certified mail, return receipt requested or by a recognized courier service, signature required and delivered to the addresses first set forth in this Agreement or such other address designated in writing by a party.

22. Severability. This Agreement shall be valid notwithstanding that a court may find unenforceable one or more contractual terms.

23. Entire Agreement. The Agreement represents our entire understanding relating to the Engagement and supersedes prior understandings whether written or oral.

We are delighted to accept the Engagement and look forward to working with you. Please confirm your agreement to the foregoing by signing and returning to us the enclosed duplicate of this Agreement which then will be a binding agreement.

Any and all sales commissions, M&A advisory fees, private placement fees, and any other fees paid in relation to securities shall be paid to a member firm of FINRA/SIPC. Securities offered through US Capital Global Securities, LLC., Member FINRA/SIPC.

Very truly yours,

US CAPITAL GLOBAL SECURITIES, LLC
By:
Name:	Charles Towle
Title:	Chief Executive Officer

Agreed and accepted as
of the date first set
forth above:

NOUSLOGIC HEALTHCARE, INC.
a Delaware corporation

On Behalf of Nouslogic Healthcare, Inc.

By:
Vu Theriot, President

Enclosure: Annex A

Any and all sales commissions, M&A advisory fees, private placement fees, and any other fees paid in relation to securities shall be paid to a member firm of FINRA/SIPC. Securities offered through US Capital Global Securities, LLC., Member FINRA/SIPC.

Company agrees to indemnify and hold harmless US Capital and its affiliates, and their respective shareholders, members, partners, directors, officers, employees, consultants and agents and each other person, if any, controlling US Capital or any of its affiliates (US Capital and each such other person being an “Indemnified Person”) from and against any losses, claims, damages or liabilities related to, or arising out of or in connection with our Engagement or the Placement, and will reimburse each Indemnified Person for all reasonable, documented out-of-pocket expenses (including fees, charges and disbursements of counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding related to, arising out of or in connection with the Engagement or the Placement, whether or not pending or threatened and whether or not any Indemnified Person is a party. Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Company for or in connection with the Engagement or the Placement.

Company will not, without US Capital’s prior written consent (it being understood that US Capital consent will not be unreasonably withheld, conditioned or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding in respect of which indemnification, reimbursement or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a full release of each Indemnified Person from any and all liabilities arising out of such action, claim, suit, investigation or proceeding. No Indemnified Person seeking indemnification, reimbursement or contribution under this Annex A will, without Company’s prior written consent (it being understood that Company’s consent will not be unreasonably withheld, conditioned or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph.

If the indemnification provided for in the first paragraph of this Annex A is judicially determined to be unavailable (other than in accordance with the terms hereof) to an Indemnified Person in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (a) in such proportion as is appropriate to reflect the relative benefits to US Capital, on the one hand, and Company, on the other hand, of the Engagement or (b) if the allocation provided by clause (a) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (a) but also the relative fault of each of US Capital and Company, as well as any other relevant equitable considerations; provided, however, in no event shall US Capital aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by US Capital under the Agreement.